Exhibit 99.1

cbdMD, Inc. Announces Closing of Underwritten Public Offering of
8.0% Series A Cumulative Convertible Preferred Stock and Full Exercise of Underwriter’s Over-allotment Option for Total Gross Proceeds of $16.5 Million

CHARLOTTE, NC, July 1, 2021 (BUSINESS NEWSWIRE) – cbdMD, Inc. (NYSE American: YCBD, YCBDpA), today announced the closing of its previously announced underwritten public offering for total gross proceeds of $16,500,000, before deducting underwriting discounts, commissions, and other offering expenses payable by the company. cbdMD, Inc. sold an aggregate of 2,200,000 shares of its 8.0% Series A Cumulative Convertible Preferred Stock, which includes 286,900 shares sold upon full exercise of the over-allotment option, at a purchase price of $7.50 per share in this offering. cbdMD, Inc. intends to use the net proceeds from the offering for working capital.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as representative of the underwriters in the offering.

Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About cbdMD, Inc.
cbdMD, Inc. is one of the leading and most highly trusted and most recognized cannabidiol (CBD) brands with a comprehensive line of U.S. produced, THC-free1CBD products. Our cbdMD brand currently includes over 130 SKUs of high-grade, premium CBD products including CBD tinctures, CBD gummies, CBD topicals, CBD capsules, CBD bath bombs, CBD bath salts, CBD sleep aids and CBD drink mixes. Our Paw CBD brand of pet products includes over 49 SKUs of veterinarian-formulated products including tinctures, chews, topicals products in varying strengths, and our CBD Botanicals brand of beauty and skincare products features 15 SKUs, including facial oil and serum, toners, moisturizers, clear skin, facial masks, exfoliants and body care. To learn more about cbdMD and their comprehensive line of U.S. grown, THC-free1 CBD oil products, please visit www.cbdmd.com, follow cbdMD on Instagram and Facebook, or visit one of the 6,000 retail outlets that carry cbdMD products.

1 THC-free is defined as below the level of detection using validated scientific analytical methods.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Company Contact:
John Weston
Director of Investor Relations
john.weston@cbdmd.com
704-249-9515